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                                                                     Exhibit 3.7


                                                                       EXHIBIT A

                              RESTATED AND AMENDED
                            ARTICLES OF INCORPORATION

                                       OF

                           CUSTOM FOOD PRODUCTS, INC.
               (formerly known as Center of the Plate Foods, Inc.)

                           --------------------------

                                    ARTICLE I

            The name of this corporation is CUSTOM FOOD PRODUCTS, INC. (the "Corporation").

                                   ARTICLE II

            The existence of the Corporation is perpetual.

                                   ARTICLE III

            The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE IV

            The total number of shares which the Corporation is authorized to issue is 1,000, all of which are of one class and of a par value of $.01 each, and all of which are common shares.

            The Board of Directors of the Corporation may issue any or all of the aforesaid authorized shares of the Corporation from time to time for such consideration as it shall determine and may determine from time to time the amount of such consideration, if any, in excess of the par value of such shares, to be credited to paid-in surplus.

                                    ARTICLE V

            The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
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                                   ARTICLE VI

            This Corporation may provide by bylaw, agreement or otherwise for the indemnification of agents (as defined in Section 317 of the California Corporations Code) in excess of that expressly permitted by Section 317 for those agents of the Corporation for breach of duty to the Corporation and its shareholders to the fullest extent permissible under California law.


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